Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Third Quarter 2010 Financial Results and Operating Performance

Roanoke, Va. – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported a net income of $310 thousand for the 3rd quarter of 2010. This compared to a net income of $155 thousand for the third quarter of 2009. A net loss of $2.1 million was realized for the nine month period ended September 30, 2010 vs. net income of $300 thousand during the same period last year. After accumulated dividends on preferred stock of $150 thousand in the third quarter, the Company had net income available to common shareholders of $.05 per share for the quarter ended September 30, 2010, compared with $.04 per share for the same period in 2009.

“We are pleased to have returned to profitability in the third quarter,” stated Susan K. Still, President and CEO. “And for the fifth consecutive quarter we have grown the level of our core earnings.” Core earnings represent a non-GAAP measure determined by taking income before income taxes and adding back any loan loss or OREO provision and backing out any securities gains or losses. Core earnings demonstrate that the basic or core engine of the bank is functioning well and producing revenue.

Earnings performance in the third quarter was enhanced by a 33% increase in net interest income to $2.8 million, a substantial increase over last years $2.1 million. This increase is largely due to the increased size of our loan and investment portfolios. The Company’s net interest margin for the third quarter increased to 3.31% up from 2.97% for the same period in 2009, primarily due to the re-pricing of deposit liabilities. Non-interest income increased 21% to $235 thousand for the quarter mainly due to increased mortgage loan brokerage fee income.

Net interest income for the nine months ended September 30, 2010 increased to $7.9 million, a 43% increase over $5.6 million realized for the same period in 2009. The increase in net interest income was the main factor causing the substantial increase in year-to-date operating income. Year-to-date operating income before the provision for loan losses and dividends accumulated on preferred stock was $2.0 million for the nine months ended September 30, 2010 compared to $686 thousand for the same period in 2009.

Balance Sheet

Total assets reached $353 million at September 30, 2010, an increase of $45 million or 15% since the end of third quarter of 2009. Total loans amounted to $266 million at September 30, 2010, an increase of 7% over the third quarter of 2009. Total deposits increased $34 million to $292 million at the end of the third quarter of 2010, representing a 13% increase from the end of the third quarter of 2009.

HomeTown Bankshares’ risk-based and tangible capital ratios continued to remain above regulatory standards for well-capitalized banks.

Asset Quality

Due to the challenging economic environment, the level of nonperforming loans increased at September 30, 2010, but continued to compare favorably to our peer banks. Nonperforming loans rose to $6.3 million at September 30, 2010 or 2.36% of total loans, comparing favorably to a peer average of 3.25%. OREO properties, in the process of sale, totaled $2.4 million at September 30, 2010, up from $507 thousand at September 30, 2009.

The Company’s loan loss provision for the quarter was $441 thousand, compared to $182 thousand for the same period in 2009. The allowance for loan losses totaled $4.2 million or 1.6% of loans at September 30, 2010 vs. $2.6 million and 1.1%, respectively, at September 30, 2009.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.